AMENDMENT TO EXPLORATION AND OPTION TO PURCHASE AGREEMENT

Date November 19, 2008

North American Minerals Group Inc. (“NAMG”) and Ice Resources Inc., (“ICE”) have entered into an Exploration and Option to Purchase Agreement effective and signed on August 21, 2007.

Pursuant to Article 3 “Option to Acquire the Property” and in item 3.2 or such agreement NAMG is obligated to Exploration Expenditures of CDN$100,000 on the First, Second and Third year anniversary’s effective as of the date of the agreement.

ICE and NAMG have renegotiated the required expenditure waving the First year obligation and increasing the Second year obligation to CDN$200,000.  The Third year obligation remains at CDN$100,000.  It is understood by ICE that NAMG has already spent approximately CDN$50,000 before the First year anniversary.

In consideration for the this Amendment to the agreement NAMG has agreed to grant ICE 100,000 Options to purchase its Common Share at the time NAMG is authorized to issue such Options.  The price of each Option to purchase Common Share will be priced at the Public Offering price which is deemed to be 30 cents CDN.

Date this 19, of November 2008.

CORP SECR: /s/ Amihay Lapid
North American Minerals Group Inc. Authorized signature

/s/ Timothy J. Bergen
Ice Resources Inc. Authorize signature